As filed with the Securities and Exchange Commission on September 13, 2005

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ORCHIDS PAPER PRODUCTS COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	23-2956944
(State of incorporation)	(I.R.S. Employer Identification No.)

4826 Hunt Street

Pryor, Oklahoma 74361

(918) 825-0616

(Address of principal executive offices, including zip code, and telephone number)

Orchids Paper Products Company Stock Incentive Plan

(Full title of the plans)

Michael P. Sage

Chief Executive Officer

Orchids Paper Products Company

4826 Hunt Street

Pryor, Oklahoma 74361

(918) 825-0616

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Donald E. Figliulo, Esq.

C. Brendan Johnson, Esq.

Bryan Cave LLP

161 North Clark Street

Chicago, Illinois 60601

(312) 602-5000

(312) 602-5050 (fax)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	465,000(2)	$8.77(3)	$4,078,050	$479.99

(1)

Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under the Orchids Paper Products Company Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)

Represents 270,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Plan and 195,000 shares of Common Stock available for future grants under the Plan.

(3)

This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is determined according to the following information: (a) for the 270,000 shares of Common Stock reserved for issuance upon the exercise of outstanding options granted under the Plan, the Proposed Maximum Offering Price Per Share is $8.00 per share, which is the weighted average exercise price of the options granted under the Plan and (b) for the 195,000 shares of Common Stock available for future grants under the Plan, the average ($9.825) of the high ($9.90) and low ($9.75) prices for the Registrant’s Common Stock reported by the American Stock Exchange on September 9, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Orchids Paper Products Company (the “Company”), are incorporated by reference in this Registration Statement:

(a)

the Prospectus filed by the Company pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (File No. 333-124173), filed on July 6, 2005, which contains audited financial statements of the Company for the latest fiscal year for which such statements have been filed;

(b)	the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005, filed on August 26, 2005, as amended on September 1, 2005; and
(c)

the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (No. 001-32563) filed under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 8, 2005, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, the Company’s directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. In addition, the Company’s certificate of incorporation provides that it may, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Company, or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company.

The Company’s amended and restated bylaws provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other law. The Company is not required to indemnify any director or officer in connection with a proceeding brought by such director or officer unless (i) such indemnification is expressly required by law; (ii) the proceeding was authorized by its board of directors; or (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Delaware General Corporation Law or any other applicable law. In addition, the Company’s bylaws provide that the Company may indemnify its employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

The Company has entered into separate indemnification agreements with its directors that require it, among other things, to indemnify each of them against certain liabilities that may arise by reason of their status or service with the Company or on behalf of the Company, other than liabilities arising from willful misconduct of a culpable nature. The Company will not be required to indemnify under the agreement for (i) actions initiated by the director without the authorization of consent of the board of directors; (ii) actions initiated to enforce the indemnification agreement unless the director is successful; (iii) actions resulting from violations of Section 16 of the Exchange Act in which a final judgment has been rendered against the director; and (iv) actions to enforce any non-compete or non-disclosure provisions of any agreement.

The indemnification provided for above provides for reimbursement of all losses of the indemnified party including, expenses, judgment, fines and amounts paid in settlement. The right to indemnification set forth above includes the right for us to pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition in certain circumstances.

The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that, despite such adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit index.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pryor, State of Oklahoma, on this 13th day of September 2005.

ORCHIDS PAPER PRODUCTS COMPANY

By:	/s/ Keith Schroeder
Keith Schroeder
Vice President and Chief Financial
Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Michael P. Sage and Keith R. Schroeder, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign any amendments (including post-effective amendments) and supplements to this registration statement (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933), and to file such amendments and any related documents with the Securities and Exchange Commission, and ratifies and confirms the actions that any such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done under this power of attorney.

Signature	Title	Date

/s/ Douglas E. Hailey _______________________________ Douglas E. Hailey	Chairman of the Board of Directors	September 13, 2005

/s/ Michael P. Sage _______________________________ Michael P. Sage	Chief Executive Officer and Director (Principal Executive Officer)	September 13, 2005

_______________________________ Gary Arnold	Director	September ___, 2005

/s/ B. Kent Garlinghouse _______________________________ B. Kent Garlinghouse	Director	September 13, 2005

/s/ John C. Guttilla _______________________________ John C. Guttilla	Director	September 13, 2005

/s/ Keith Schroeder _______________________________ Keith Schroeder	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 13, 2005

INDEX TO EXHIBITS

Exhibit Number	Document
3.1*	Amended and Restated Certificate of Incorporation of the Registrant
3.2*	Amended and Restated Bylaws of the Registrant
5.1	Opinion of Bryan Cave LLP
10.1*	Stock Incentive Plan
23.1	Consent of Taylor Tullius Sartain & Sartain LLP

23.2	Consent of Bryan Cave LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

______________

*	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-124173).